EXHIBIT 10.62

FOURTH AMENDMENT OF LEASE

THIS FOURTH AMENDMENT OF LEASE (“Fourth Amendment”) is made and entered into as of this 1st day of April, 2003, by and between the Wheatley Family Limited Partnership, a California Limited Partnership dba Matadero Creek, successor in interest to Jack R. Wheatley dba Matadero Creek, a sole proprietorship, (“Landlord”), and CV Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a Lease dated August 6th, 1993 (the “Original Lease”), for approximately 46,374 square feet of space in the building known as and located at 3172 Porter Drive, Palo Alto, County of Santa Clara, California;

WHEREAS, Landlord and Tenant entered into a Letter Agreement dated June 30, 1994 (“Amendment No. 1”);

WHEREAS, Landlord and Tenant entered into a Second Amendment of Lease dated June 30, 1994 (“Second Amendment”), whereby Tenant leased the remaining 14,707 square feet of space in the Building, such that the premises now leased by Tenant consists of approximately 61,081 square feet (the “Premises”);

WHEREAS, Landlord and Tenant entered into a Third Amendment of Lease dated February 16, 2001 (“Third Amendment”), whereby Tenant extended the term of the Lease to April 30, 2012 upon such terms and conditions as contained therein;

WHEREAS, upon execution hereof, the agreement between Landlord and Tenant consists of the Original Lease, Amendment No. 1, the Second Amendment, the Third Amendment and this Fourth Amendment (collectively, the “Lease”); and

WHEREAS, Landlord and Tenant desire to further amend the terms and conditions of the Lease;

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1.    TERM AND EFFECTIVE DATE:    It is agreed between the parties that the Term of the Lease shall be extended for an additional two (2) year period from May 1, 2012 to April 30, 2014 (“Additional Extended Term”), and the Lease Termination Date shall be changed from April 30, 2012 to April 30, 2014. The effective date of this Fourth Amendment of Lease shall be October 1, 2002.

2.    BASIC RENT:    Basic Rent due under the Lease shall be adjusted as follows:

A.    Basic Rent due under Paragraph 2 subparagraphs (a) through (d) of the Third Amendment for the three (3) years and five (5) months commencing October 1, 2002 through February 28, 2006 shall be reduced as follows:

(1)	$335,945.50 shall be due and payable on or before the first day of October 2002 and the first day of each succeeding month through February 2006.

(2)	The Basic Rent rate reduction above for the months of October 2002 through February 2003 represents $1.50 per square foot per month or $91,621.50 per month. Not later than five (5) business days after mutual execution of both this Fourth Amendment and Holding Escrow Instructions, Tenant shall deposit this $91,621.50 monthly Basic Rent reduction amount for each of the five (5) months from October 1, 2002 through February 28, 2003 only, in a total amount of $458,107.50 (“Construction Fund”), into an escrow account to be held by First American Title Company (or other such like entity reasonably agreeable to Landlord and Tenant). The terms and conditions of the Holding Escrow Instructions with the escrow holder shall be reasonably acceptable to Landlord and Tenant. The Construction Fund shall be held in escrow for the purpose funding the construction by Landlord of improvements to the main lobby area of the Premises and its exterior entrance, walkway approach and landscaping; the balance of the Construction Fund in excess of sums needed to improve the main lobby area and exterior approach to the lobby will be used on other building capital improvement projects in other areas of the Premises as Landlord and Tenant both agree. The work to be performed by Landlord as set forth in the preceding sentence hereinafter shall be referred to as the “Landlord’s Work”. Tenant shall have the right to review and approve or disapprove in advance the plans, construction cost estimates and construction schedule for the Landlord’s Work. The Landlord’s Work shall be constructed by Landlord in accordance with the design, plans, cost estimates and construction schedule approved in advance by Tenant and in compliance with all applicable law, in a good and workmanlike manner, free of defects and using new materials and equipment of good quality. Landlord shall use good faith reasonable efforts to minimize interference with Tenant’s operations on the Premises while Landlord is performing the Landlord’s Work. Within thirty (30) days after Landlord’s completion of any portion of the Landlord’s Work, Tenant shall have the right to submit a written “punch list” to Landlord, setting forth any defective item of construction, and Landlord promptly shall cause such items to be corrected. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant’s acceptance of the Landlord’s Work or the submission of a “punch list” with respect to the Landlord’s Work shall not be deemed a waiver of Tenant’s right to have defects in the Landlord’s Work repaired at no cost to Tenant. Tenant shall give notice to Landlord whenever any such defect becomes reasonably apparent, and Landlord shall repair such defect as soon as practicable. Not more than once each calendar month, Landlord shall have the right to draw on the Construction Fund to pay construction costs relative to the Landlord’s Work (including but not limited to architectural and engineering design fees, subcontractor costs, city permit and related inspection fees, and Landlord’s direct costs for materials, equipment rental, labor, and contracting fees) upon submittal of a signed statement of costs to the Escrow Company and submittal of a signed statement of costs, together with invoices supporting such costs, to Tenant. Tenant shall not withhold funds pending its review and approval of the documentation submitted by Landlord,; nevertheless, Tenant shall be entitled to review all construction invoices to verify construction costs. In no event shall Tenant be obligated to pay any costs for the Landlord’s Work in excess of the Construction Fund, and all costs for the Landlord’s Work in excess of the Construction Fund shall be Landlord’s sole responsibility. Tenant shall not be required to remove the Landlord’s Work upon the expiration or earlier termination of the Lease. If at the expiration of the Lease any unused funds remain in the Construction Fund, Landlord shall be entitled to such funds.

B.    Basic Rent due for the period of the Lease between March 1, 2006 and April 30, 2012 shall remain unchanged as set forth in Paragraph 2 subparagraphs (e) through (k) of the Third Amendment of Lease.

C.    Basic Rent payable by Tenant during the Additional Extended Term (May 1, 2012 through April 30, 2014) shall be the Fair Market Basic Rent for the Premises as of the commencement date of the Additional Extended Term. “Fair Market Basic Rent” for the Premises shall be the rental rate, including all escalations, at which tenants lease comparable space as of the commencement of the Additional Extended Term. For this purpose, “comparable space” shall be (i) office space without specialized laboratory improvements, (ii) which is not subleased, nor subject to another tenant’s expansion rights, (iii) which is located in comparable buildings in the Stanford Industrial Park, and (iv) leased for a term of five years or more. Fair Market Basic Rent for the Additional Extended Term shall be determined in the same manner as described in Subparagraph 3C below, provided that the date upon which Landlord and Tenant are to enter into good faith negotiations to determine the Fair Market Basic Rent shall be January 1, 2012.

Notwithstanding the terms of this Paragraph 2C of the Fourth Amendment of Lease, the Basic Rent payable by Tenant for the Additional Extended Term shall be no less than $4.00 per square foot per month and no more than $7.00 per square foot per month.

3.    OPTION TERM:    Paragraph 4 of the Third Amendment shall be replaced in its entirety by the following: Landlord grants to Tenant the option to extend the term of the Lease (the “Extension Option”) for the period beginning May 1, 2014, and ending August 31, 2025 (the “Option Term”), subject to the terms and provisions of this Paragraph 3. Tenant shall have no other right to extend the term beyond the Option Term.

A.    The Extension Option is subject to the following conditions:

(1)	The Extension Option may be exercised only by written notice (the “Option Notice”) delivered by Tenant to Landlord no sooner than January 1, 2013, and no later than May 1, 2013. The Extension Option shall not take effect if, as of the date of delivery of the Option Notice or, at Landlord’s election, if as of the commencement date of the Option Term, Tenant has received a written notice of default from Landlord in accordance with the provisions of the Original Lease and Tenant has failed to cure said default within the allowable cure period provided in the Original Lease. Provided, however, that where Tenant’s default is of a non-monetary nature requiring more than ten (10) days to cure, and Tenant has commenced curing said default within said ten (10) days and is diligently proceeding to complete curing said default, then upon curing said default the Extension Option shall become effective.

(2)	The Extension Option may be exercised only by the originally named Tenant, or by an assignee of Tenant’s interest in the Lease if the assignment has been approved by Landlord under Section 19 of the Original Lease; and only if the Premises then consists of the entire Building.

(3)	If Tenant fails to deliver a timely Option Notice, the Extension Option shall terminate.

B.    Basic Rent payable by Tenant during the Option Term (“Option Rent”) shall be the Fair Market Basic Rent for the Premises as of the commencement date of the Option Term. “Fair Market Basic Rent” for the Premises shall be the rental rate, including all escalations, at which tenants lease comparable space as of the commencement of the Option Term. For this purpose, “comparable space” shall be (i) office space without specialized laboratory improvements, (ii) which is not subleased, nor subject to another tenant’s expansion rights, (iii) which is located in comparable buildings in the Stanford Industrial Park, and (iv) leased for a term comparable to the Option Term.

C.    Upon Landlord’s receipt of the Option Notice, Landlord and Tenant shall enter into good faith negotiations to determine the Fair Market Basic Rent for the Option Term. If Landlord and Tenant do not agree on the Fair Market Basic Rent for the Option Term within sixty (60) days from Landlord’s receipt of the Option Notice, then the Fair Market Basic Rent shall be determined in accordance with the remaining provisions of this Subparagraph 3(c).

(1)	Within fifteen (15) days after the expiration of said sixty (60) days, Landlord and Tenant shall each appoint one licensed commercial real estate broker, who has been in practice for at least ten (10) years and who regularly handles lease transactions within the Stanford Industrial Park. If each party timely appoints said broker, the two brokers shall, within ten (10) days after the appointment of the second broker, agree on and appoint a third such broker with the same qualifications.

(2)	Within thirty (30) days after the appointment of the third broker, the three brokers shall determine the Fair Market Basic Rent of the Premises. If the three brokers do not agree, then the brokers’ opinions of Fair Market Basic Rent shall be averaged, and such average shall be deemed the Fair Market Basic Rent for the Premises for the Option Term. Provided, however, that any individual broker’s determination of Fair Market Basic Rent which is ten percent (10%) above or below the middle opinion of Fair Market Basic Rent of the three brokers shall be disregarded and excluded from the averaging process.

(3)	If either Landlord or Tenant fails to appoint a broker within said fifteen (15) days allowed, then the broker appointed by one of the them shall determine the Fair Market Basic Rent for the Option Term within thirty (30) days of his appointment.

(4)	The decision of the broker or brokers, as the case may be, shall be binding on Landlord and Tenant.

(5)	The fees of the broker or brokers shall be shared equally by Landlord and Tenant.

D.    Notwithstanding any other provisions of this Paragraph 3, if the Fair Market Basic Rent for the Premises determined by the broker(s) is less than $9.43 per square foot per month, then such Fair Market Basic Rent shall be in effect for the first five (5) years of the Option Term only. Fair Market Basic Rent for the remainder of the Option Term shall be determined in the same manner as described in Subparagraph 3C above, provided that the date upon which Landlord and Tenant are to enter into good faith negotiations to determine the Fair Market Basic Rent shall be January 1, 2019.

4.    ADDITIONAL RENT:    Tenant shall remain responsible for all Additional Rent expenses as outlined in Paragraph 4.D of the Original Lease from the Commencement Date of the Lease for each month thereafter during the Term, including the Extended Term, the Additional Extended Term, and the Option Term if exercised by Tenant.

5.    STOCK WARRANTS:    As additional consideration for Landlord entering into this Fourth Amendment, and as condition of the effectiveness of this Fourth Amendment, Tenant shall within 10 business days of the first date written above issue a warrant (the “Warrant”) for 200,000 shares of CV Therapeutics, Inc. common stock (“Common Stock”) with a per share exercise price (“Exercise Price”) equal to the closing price of the CV Therapeutics, Inc. common stock as traded on the Nasdaq National Market as of the first date written above (the “Issuance Date”) as set forth in the Warrant, with such Warrant to be issued in the name of the Wheatley Family Limited Partnership, a California Limited Partnership. The Warrant shall be exercisable during a term commencing on the Issuance Date and expiring (A) on the tenth (10th) anniversary of the Issuance Date if, but only if, at any time prior to the fifth (5th) anniversary of the Issuance Date, the closing price of the Common Stock as traded on the Nasdaq National Market is less two (2) times the Exercise Price for each trading day during any period of twenty (20) consecutive trading days or (B) on the fifth (5th) anniversary of the Issuance Date. The Warrant will provide for “net exercise” and will not provide any registration rights.

6.    LANDLORD SUBLEASE PROFITS:    Landlord’s share of sublease profit as provided for in Paragraph 19 of the Original Lease shall not be calculated on a month-by-month basis, but on an aggregate basis over the term of the sublease as approved by Landlord; provided, however, that Tenant shall have the right to deduct the expenses permitted pursuant to Paragraph 10 of the Original Lease at the time incurred by Tenant.

7.    Entire Agreement.    Except as modified by this Fourth Amendment, the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of this Fourth Amendment and the Original Lease, Amendment No. 1, the Second Amendment and/or the Third Amendment, the provisions of this Fourth Amendment shall control. This Fourth Amendment shall not be effective until its execution by both Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment of Lease as of the date first written above.

Landlord: The Wheatley Family Limited Partnership, A California Limited Partnership dba MATADERO CREEK, successor-in-interest to Jack R. Wheatley dba Matadero Creek, A sole proprietary		Tenant: CV THERAPEUTICS, INC., a Delaware Corporation

By:	/s/ J. ROBERT WHEATLEY	By:	/S/ LOUIS G. LANGE

	J. Robert Wheatley Manager	Name: Title:	Louis G. Lange Chairman